Exhibit (r)(ii)

REGISTERED INVESTMENT ADVISER CODE OF ETHICS

PART 1: GENERAL OVERVIEW AND SCOPE OF THE CODE

1A.    INTRODUCTION

Ivy Asset Management Corp. is a Delaware corporation that was organized in 1984, to offer a range of investment products and services that aim to provide investors with consistent risk-adjusted performance in varying market conditions, always cognizant of the trade-off between risk and reward. In addition, Ivy has built and maintains a strong infrastructure in order to provide quality research, superior client service, and a full range of accounting and other supporting services. Ivy was acquired by The Bank of New York Company, Inc. ("BNY") on October 3, 2000. Ivy is registered with the U.S. Securities and Exchange Commission (the "SEC") under the Investment Advisers Act of 1940 (the "Advisers Act").


1B.    "REGISTERED INVESTMENT ADVISER ("RIA") CODE OF ETHICS/ WHO MUST COMPLY?"

On August 31, 2004, the SEC adopted Rule 204A-1 (the "Rule") under the Advisers Act requiring all RIAs to adopt a Code of Ethics ("RIA Code"). This Section I of the Compliance Manual is the RIA Code.

Ivy's RIA Code has the following components:

     -   This chapter of the Compliance Manual
     -   The BNY Code of Conduct Policy and Procedures (the "BNY Code")

Together, these documents in the aggregate contain the standards that you are expected to follow at all times while employed by Ivy. The subject "Ethics" is of utmost importance to Ivy and its clients.

The main subject areas of the RIA Code are also diverse and include the following primary topics:

  1.     Personal trading activity
  2.     Business (ethical) conduct/ Fiduciary obligations
  3.     Compliance with laws

In general, the fiduciary principles that govern personal investment activities reflect, at a minimum, the following: (1) the duty at all times to place the interests of clients first; (2) the requirement that all personal securities transactions be conducted consistent with the RIA Code and in such a manner as to avoid any actual or potential conflict of interest or

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any abuse of an individual's position of trust and responsibility; and (3) the fundamental standard that personnel providing services to clients should not take inappropriate advantage of their positions.

The RIA Code is applicable to persons who are "Supervised Persons", "Access Persons" and "Investment Persons" of Ivy, defined as follows:

"Supervised Persons" are the officers, directors, partners (or other persons occupying a similar status or performing similar functions) and employees of Ivy, or any other person who provides advice on behalf of Ivy and is subject to Ivy's supervision and control.

"Access Persons" are the Supervised Persons and Investment Persons who (1) have access to non-public information regarding any clients' purchases or sales of securities or the portfolio holdings of any Ivy managed fund or client or any fund or client managed by Ivy's control affiliates, or (2) who are involved in making securities recommendations to clients, or has access to such recommendations that are non-public. FOR THE PURPOSES OF THE RIA CODE, ALL SUPERVISED PERSONS ARE CONSIDERED TO BE ACCESS PERSONS. THUS, ALL IVY EMPLOYEES MUST COMPLY WITH THE RIA CODE.

"Investment Persons" are: (1) Portfolio Managers; (2) analysts who provide information and advice to Portfolio Managers or who help execute a Portfolio Manager's decisions; (3) any director, officer, general partner or employee of a company in a control relationship to Ivy who, in connection with their duties, makes, participates in or obtains information regarding a Fund's purchase or sale of securities; and (4) any natural person in a control relationship to Ivy who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of securities by the Fund; provided, however, the term "Investment Person" does not include persons who are subject to the BNY Code. (A "Portfolio Manager" is an individual entrusted with the direct responsibility and authority to make investment decisions affecting a particular client.)

"Fund" means an investment company registered under the Investment Company Act of 1940 (the "1940 Act").

According to the RIA Code, Kenneth R. Marlin, Ivy's Chief Compliance Officer ("CCO") has primary responsibility for enforcing the RIA Code. Periodically, Ivy will train and educate Access Persons regarding the RIA Code.

EVERY ACCESS PERSON MUST IMMEDIATELY REPORT ANY VIOLATION OF THE RIA CODE TO THE CCO OR, IN THE CCO'S ABSENCE, THE CHIEF ADMINISTRATIVE OFFICER ("CAO"). ALL REPORTS WILL BE TREATED CONFIDENTIALLY AND INVESTIGATED PROMPTLY AND APPROPRIATELY. IVY WILL NOT RETALIATE AGAINST ANY ACCESS PERSON WHO REPORTS A VIOLATION OF THE RIA CODE IN GOOD FAITH AND ANY RETALIATION CONSTITUTES A FURTHER VIOLATION OF THE RIA CODE. THE CCO WILL KEEP RECORDS OF ANY VIOLATION OF THE RIA CODE, AND OF ANY ACTION TAKEN AS A RESULT OF THE VIOLATION.


1C.    ETHICS OVERVIEW


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Ivy is an RIA subject to the Advisers Act, as well as other federal and state laws and regulations. In addition, international activity may be subject to the rules and regulations of various foreign jurisdictions. The ethical standards of our profession require us to conduct ourselves in a manner that earns the respect of our clients, our business associates, our fellow employees and the general public. In order to accomplish these objectives we must act in a fair, lawful and ethical manner in all aspects of our business, at all times.

It is Ivy's policy that all employees conduct themselves in accordance with the highest standards of integrity, honesty and fair dealing not only with respect to Ivy's clients and investors, but also with respect to any other investment manager, broker-dealer or financial institution with which the employee has contact in connection with Ivy's business. Employees must do their part to maintain Ivy's excellent reputation. In addition, our employees are specifically required to understand and comply with all applicable laws, statutes, rules and regulations to which Ivy is subject. (A summary of selected laws, acts and rules are contained in Part VIII.)

Employees must disclose to Ivy any circumstances, within or outside the firm, which would create real or apparent conflicts of interest. Ivy requires such disclosure by its employees so that prompt corrective action may be taken.

All employees are required to read this Compliance Manual thoroughly, understand, adhere to the guiding principals set forth herein, and report any observed or potential violations to the Contracts & Compliance Department ("Compliance Department"). Questions regarding this Compliance Manual can be directed to anyone in the Compliance Department.

A violation by an employee of the policies and procedures set forth in this Compliance Manual may result in dismissal for cause, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions, whether or not any such violation also constitutes a violation of law. Furthermore, Ivy may initiate or cooperate in civil or criminal proceedings against any employee relating to or arising from any such violation.

Any SEC investigation, even one that does not result in criminal or civil prosecution, can irreparably damage Ivy's reputation and the individual's career. Therefore, it is essential to avoid even the appearance of impropriety.

The most current version of the Compliance Manual is accessible at all times via the Intranet, and is available as a searchable, PDF document. If new laws or regulations require material revisions to the Compliance Manual, the Compliance Department will make the necessary changes or modifications and communicate them to the firm.


1D.    THE BANK OF NEW YORK CODE OF CONDUCT

As Ivy is a wholly-owned subsidiary of BNY, Ivy employees must comply with BNY


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policies and procedures including the BNY Code. The BNY Code contains values, principles and ethical standards that provide the framework for us to maintain the highest degree of professional conduct. The BNY Code mandates that employees obtain approval for certain situations to avoid potential conflicts of interest (i.e., the receipt of a gift in excess of the specified de-minimis value) and to report any observed violations via the BNY Code Reports and Permissions Database ("Code RAP") accessed through Lotus Notes.

The current BNY Code is provided to employees at the time of hire in hard copy, and its contents are incorporated herein by reference.

Ivy employees are expected to understand and comply with all aspects of the BNY Code. BNY updates the BNY Code at least once each year (and more frequently if required); and Ivy employees are required annually to certify that they have read the BNY Code, understand it, have complied with it, and will continue to comply in the future.

An additional requirement of the BNY Code is to complete the annual Code of Conduct questionnaire ("Questionnaire"), via Lotus Notes, to ensure familiarity and compliance with the BNY Code.

1E.    REGISTERED INVESTMENT COMPANY

Since April 1, 2003, Ivy has been sub-advising a registered fund known as BNY/Ivy Multi-Strategy Hedge Fund LLC. This fund is an investment company registered under the 1940 Act. This differs from all of Ivy's existing products that are exempt from registration as either Section 3(c)(1) or 3(c)(7) entities. This RIA Code has been adopted by Ivy in compliance with the requirements of Rule 17j-1 under the 1940 Act.

1F.    CONFIDENTIAL/PROPRIETARY INFORMATION

All information, which is maintained in Ivy's books and records, and all information, which an Access Person may acquire in the course of their work at Ivy, is confidential. Access Persons may not disseminate any confidential information to anyone inside or outside the firm, except for legitimate business purposes. If there is any uncertainty with respect to complying with this standard, Access Persons must contact the Compliance Department.

Access Persons must safeguard non-public information pertaining to Ivy's securities recommendations and Ivy's clients' securities holdings and transactions. Ivy maintains separate policies and procedures, in addition to the personal trading policy below, that are designed to prevent the misuse of non public information.


PART 2: STANDARDS OF BUSINESS CONDUCT


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2A. PERSONAL TRADING AND REPORTING

The SEC requires RIAs to monitor the trading activities of their employees, officers and directors. The Rule reinforces this requirement and includes restrictions that all Access Persons must comply with. The following guidelines must be followed by all Access Persons:

         1. All brokerage accounts of Access Persons, and Access Persons' immediate family members (by blood or by marriage) that are living in the same household ("Household Family"), must be disclosed to the CCO.
         2. Ivy must receive directly from the respective brokerage firm(s), copies of all security transaction confirmations and brokerage statements. Purchases of shares of mutual funds not advised or sub-advised by Ivy (or control affiliates, where applicable) made outside of a brokerage account need not be disclosed to Ivy.
         3. Since Ivy must monitor the trading activity of Access Persons and their Household Family, significant time spent reviewing active accounts is a distraction to regular business activities. Therefore, active short-term trading is strongly discouraged. Should Ivy determine that significant trading is taking place, it may ask the Access Person to curtail or terminate such trading.
         4. Prior to opening a margin account, approval must be received by the CCO, President, and our Sector Head at BNY (Steve Pisarkiewicz). This approval must be obtained online via Code RAP. Compliance can assist in navigating through Code RAP, as needed.

In addition to the above, the following procedures and/or actions are also required:

         1. Securities purchased in a private transaction must be pre-approved by both the Access Person's supervisor and the CCO. This approval will be withheld if there is an apparent or actual conflict of interest.

         2. Investment in an initial public offering ("IPO") must be pre-approved by both the Access Person's supervisor and the CCO.

         3. To the extent a security is purchased from an investment manager currently employed by an Ivy-managed fund or client, or under consideration as a potential investment manager, the fees charged may not, under any circumstance, be considered better than those charged to the Ivy managed fund or client or any other person.

         4. To the extent an interest is purchased in an investment vehicle managed by an investment manager currently employed by an Ivy managed fund or client, or under consideration as a potential investment manager, fees charged and withdrawal provisions may not, under any circumstance, be considered


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         better than those available to the Ivy managed fund or client or any other person. Additionally, no special income allocation arrangement may exist.

         5. An investment opportunity made known to any Access Persons as a result of their employment at Ivy may not, under any circumstance, be made known to any person other than one's spouse. Approval from the Access Person's supervisor and the CCO must be received PRIOR to making such opportunity known or available to any other person, including any family members. In addition, prior to making such investment, the proposed transaction should be discussed with the CCO and approval obtained.

The Compliance staff is responsible for reviewing and monitoring personal securities transactions and trading patterns of Access Persons. A "security" is any stock, bond, warrant, future, put, call, debenture, investment contract, or any other instrument that is considered a "security" under the 1940 Act. The term "security" is very broad; and it includes items not usually thought of as "securities" such as the following:

     -   Options on securities, on indexes, and on currencies

     -   All kinds of limited partnerships

     -   Foreign unit trusts and foreign mutual funds

     -   Private investment funds, hedge funds, and investment clubs

Access Persons must report ALL SECURITIES in which they have a beneficial ownership to Ivy ("Reportable Securities"), with the exception of the five (5) types of securities listed below that are exempt from Ivy's reporting requirements:

     -   Direct obligations of the U.S. government (e.g., treasury securities);

     - Bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

     -   Shares issued by money market funds; and

     - Shares of open-end mutual funds that are not advised or sub-advised by Ivy (or control affiliates, where applicable).


Trading by Access Persons, or their Household Family, in securities that are owned or sold short by an Ivy investment manager is not expressly prohibited. However, trading in individual securities is generally discouraged, as it is Ivy's philosophy that professional asset management is more prudent.

Any trading activity of Reportable Securities that are not widely traded is researched by Compliance staff to determine whether the trade was based on material, non public information. Research is performed utilizing our internal database where all conversations with managers are recorded. All trades are communicated to Ivy's Director of Research to confirm that the trades were not based on material, non public information.

In connection with the Rule and Rule 17j-1 of the 1940 Act, it is unlawful for any person,


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directly or indirectly in connection with the purchase or sale of a
"security held or to be acquired" by any client to:

     1)  employ any device, scheme or artifice to defraud such client;

     2) make to such client any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     3) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such client; or

     4)  engage in any manipulative practice with respect to such client.

Although Ivy expects that Access Persons will not generally have "real-time" knowledge of the current investment activities of the private investment partnerships, other investment vehicles or managed accounts (together, "Portfolio Funds") in which Ivy's proprietary Funds invest ("Ivy Funds"), Access Persons should recognize that, in view of the broad range of conduct prohibited by the Rule and this RIA Code, knowingly arranging personal transactions in "securities being considered for purchase or sale" by the investment advisers (or general partners) of Portfolio Funds for any such Portfolio Funds or any advised accounts of such advisers (or general partners) will be treated as a violation of this RIA Code (absent compliance with an available exemption from the RIA Code's prohibitions). With respect to the foregoing, it is considered a violation of the RIA Code and Compliance Manual for an Access Person to mimic in their personal trading accounts the trading activity of the Portfolio Funds.

As set forth below, the RIA Code requires a complete report of each Access Person's Reportable Securities holdings, at the time the person initially becomes an Access Person ("Initial Report"), which is at the time of hire, and at least once annually thereafter ("Annual Report"). The information provided in the Initial Report and the Annual Report must be current within 45 days of becoming an Access Person (in the case of an Initial Report) and in the case of an Annual Report, within 45 days prior to submission. Access Persons are also required to submit quarterly reports of all personal securities transactions ("Quarterly Reports"). If all of an Access Person's Reportable Securities are all held within a brokerage account(s) for which duplicate brokerage statements and confirmations are sent directly to the CCO, then Access Persons can submit Account Information along with the title of the account(s) held and the corresponding account number(s) in lieu of providing Securities Information on the Annual and Quarterly Reports.

1. Initial Reports and Annual Reports (which are personal securities holdings reports):

All Access Persons, within 10 days of their hire date, must submit an Initial Report, which is a written report to the CCO, disclosing the following:

- The title, type, exchange ticker symbol or CUSIP number, number of shares and principal amount (together, "Securities Information") of all Reportable Securities


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    beneficially owned (either indirectly or directly) as of the date they became Access Persons and

- The name of any broker, dealer or bank with which an Access Person maintains an account in which Reportable Securities are held for the direct or indirect benefit of the Access Person ("Account Information") as of the date they became Access Persons.

    The Initial Report must also include the date it is submitted by the Access Person.

    Annually thereafter, within 30 days after the end of each calendar year, Access Persons must submit an Annual Report containing the Securities Information, Account Information and the date the report is submitted for all Reportable Securities held as of the last day of the preceding year.

    Compliance will provide the form of Report to Access Persons in advance of the deadlines.

2.  Quarterly Transaction Reports:

    Within 30 days after the end of each calendar quarter, each Access Person must submit a written report to the CCO ("Quarterly Report") covering the information described below:

    With respect to any transaction occurring in the prior quarter in a Reportable Security in which such Access Person had any direct or indirect beneficial ownership:

-   Date of the transaction
- Nature of the transaction (purchase, sale or any other type of acquisition or disposition);
- Title, exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable);
- Number of shares, principal amount of each Reportable Security involved and the price of the Reportable Security at which the transaction was effected;
- Name of the broker, dealer or bank with or through whom the transaction was effected; and
-   Date the report is submitted by the Access Person.

With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or in direct benefit of the Access Person:

- Name of the broker, dealer or bank with whom the Access person established the account;
-   The date the account was established; and
-   The date the report is submitted by the Access Person.

Compliance will provide the form of Quarterly Report to Access Persons in advance of


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the deadlines.

The Compliance Department can provide department managers with a report that details personal trading activity for each member of their department. This report can enable each department manager to monitor the trading activity for members of their group. In addition, trading activity reports may be provided by the Compliance Department to department managers upon the manager's request.


2B. INSIDER TRADING

ADVISERS ACT

Investment advisers may have access to material information that has not been publicly disseminated (i.e., "inside" information). Section 204A of the Advisers Act requires Ivy to adopt policies and procedures to preserve the confidentiality of information and prevent possible insider trading. Section 204A requires that registered investment advisers establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information by them or any person associated with them.

All Access Persons of Ivy are prohibited from trading for themselves, Ivy, or any client in any security while in possession of material, non-public ("inside") information concerning that security or its issuer. Ivy is liable for damages and may be prosecuted for the actions of its Access Persons.

In addition, the following activities are absolutely prohibited:

(1) tipping or communication of inside information other than for lawful, authorized corporate purposes; (

2) recommending the purchase or sale of any security while in possession of any inside information; and

(3) knowingly assisting someone engaged in any of these activities.

Each Access Person should review Ivy's policy and the defined terms carefully.

DEFINITIONS

"Inside" information is MATERIAL, NON-PUBLIC information that has as its source corporate insiders, including a corporation's officers, directors, certain Access Persons, and controlling shareholders, and their close friends and relatives. If you receive material, non-public information that comes directly or indirectly from any corporate insider, do not trade on the basis of that information for yourself or any of Ivy's clients. Ivy's securities recommendations and Client securities holdings and transactions are also considered inside information.


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MATERIAL INFORMATION
"Material" information, although there is no statutory definition, is information an investor would find useful in deciding whether or when to buy or sell a security. In most instances, any non-public information that, if announced, would likely affect the market price of the security should be considered to be material information. Some examples of material information are:

- information about a company's earnings or dividends, (increasing or decreasing);

- any merger, acquisition, tender offer, joint venture or similar transaction involving the company;

- information about a company's physical assets (e.g., an oil discovery, or an environmental problem);

- information about a company's personnel (such as a valuable employee leaving or becoming seriously ill);

- information about a company's financial status (e.g., any plans or other developments concerning financial restructuring or the issuance or redemption of, or any payments on, any securities);

- information that a company's primary supplier is going to increase dramatically the prices it charges; or

- information that a competitor has just developed a product that may cause sales of a company's products to decrease.

IF YOU ARE NOT SURE WHETHER NON-PUBLIC INFORMATION IS MATERIAL, YOU SHOULD CONSULT THE COMPLIANCE DEPARTMENT.

NON-PUBLIC INFORMATION
"Non-public" information is information that is not generally available to the investing public. Information is public if it is generally available through the media or disclosed in public documents such as corporate filings with the SEC. If it is disclosed in a national business or financial wire service (such as Dow Jones or Bloomberg), in a national news service (such as AP or Reuters), in a newspaper, magazine, on the television, on the radio or in a publicly disseminated disclosure document (such as a proxy statement, quarterly or annual report, or prospectus), you may consider the information to be public. If the information is not available in the general media or in a public filing, you should consider it to be non-public. As a general rule, information should be considered publicly available two business days after the information has been broadly disseminated to the general public.

If you are uncertain as to whether material information is non-public, you should consult the Compliance Department.

Access Persons shall promptly report to the CCO the existence of any relationship with any company which is reasonably likely to give the Access Person access to Inside information about the company, including without limitation, (i) the election or appointment of the Access Person as a director, officer, executive employee or


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confidential consultant, or (ii) the acquisition of securities or the right to receive securities having sufficient voting power to influence the management policies of the company. ALL ACCESS PERSONS SHALL PROMPTLY REPORT TO THE CCO THEIR AWARENESS OF ANY INFORMATION WHICH THEY BELIEVE MAY CONSTITUTE INSIDE INFORMATION CONCERNING A COMPANY.

While Access Persons must be especially alert to sensitive information, you may consider information directly from a company representative to be public information unless you know or have reason to believe that such information is not generally available to the investing public. In addition, information you receive from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD.

An Access Person working on a venture capital, private equity or private securities transaction who receives information from a company representative regarding the transaction should treat the information as non-public. The termination or conclusion of the negotiations in many instances will not change the status of that information.

"Securities" that are covered are as defined previously in the Manual and include securities of BNY.

"Tipping" is the disclosure of information about a corporation or its securities to a third party, when such disclosure is not made strictly for corporate purposes. Criminal and civil liability for trading on the basis of tipped information may attach even where the information is received second- or third-hand, or more remotely, if the other requirements for finding liability are present. You and Ivy may be liable if anyone trades on Inside information received from or through you.

FEDERAL SECURITIES LAWS

The SEC is generally responsible for enforcement of federal securities laws. State laws generally correspond to the federal laws administered by the SEC and may impose additional obligations and liabilities. Section 10(b) of the Exchange Act is the general anti-fraud provision of the federal securities laws.

In 1988, Congress enacted the Insider Trading Securities Fraud Enforcement Act ("ITSFEA"). ITSFEA requires Ivy to adopt, maintain and enforce written policies and procedures to prevent the misuse of Inside information. Under the ITSFEA, any person who purchases or sells a security while in possession of Inside information, or communicates such information in connection with such purchase or sale, or under certain circumstances, who controls such persons, may be liable for insider trading. Each such person may be civilly liable to the SEC in the amount of the greater of $1 million or up to three times the profit realized or loss avoided by the insider trader. ITSFEA also permits contemporaneous traders to bring private suits for damages against insider trading violators and their controlling persons.


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Generally, it is illegal to use inside information as the basis for trading decisions only if there has been a "breach of fiduciary duty" in disclosing it or it has been misappropriated.

In what is referred to as "classical" insider trading, the fiduciary duty referred to is the duty of loyalty and care owed by insiders of a corporation to the corporation and its shareholders. Inside information is viewed as an asset belonging to the corporation, which may only be disclosed or used for corporate purposes.

Any Access Person, who receives Inside information from an insider, whether directly or indirectly, should assume that the insider breached a duty and treat the information accordingly. Additionally, any Access Person of Ivy who becomes aware that an Ivy investment manager has violated any of the insider trading rules must immediately report this information to the CCO. Access Persons may not communicate Inside information to anyone except individuals who are entitled to receive it in connection with the performance of their responsibilities; this communication must be pre-approved by the Compliance Department.

Liability for trading on inside information may be imposed if the information was a factor in the trading decision. Where a transaction is effected prior to public dissemination, there is a strong inference that the information was a factor. Liability may be avoided only if the trader can prove that he or she was unaware of inside information in the possession of a fellow Access Person or that the investment decision was made prior to the trader becoming aware of the information.

CONSEQUENCES OF INSIDER TRADING

Access Persons who trade on inside information, or tip such information to others who trade, in addition to discipline by Ivy including termination of employment, are subject to a civil penalty not to exceed the greater of $1 million or up to three times the profit gained or the loss avoided, a criminal fine not to exceed $1 million (regardless of the profit gained or loss avoided), and a jail term not to exceed ten years. Should Ivy, or any supervisor, fail to take adequate steps to prevent illegal trading on, or tipping of, inside information, Ivy, or such supervisor, is subject to a civil penalty not to exceed the greater of $1 million or up to three times the profit gained or loss avoided as a result of the Access Person's violation, a criminal penalty not to exceed $1 million for individuals and not to exceed $2.5 million for other persons, and, for individuals, a jail term not to exceed ten years. Persons guilty of insider trading violations, whether through actual trading, tipping, or failing to supervise, are also open to private suits for damages.


Ivy may disclaim any direct or indirect beneficial ownership in the security in its reports. The rule's reporting requirements do not apply to transactions effected in any account over which neither Ivy nor its Access Persons has any direct or indirect influence or control or transactions in securities that are direct obligations of the United States.


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PROCEDURES TO PREVENT THE MISUSE OF CONFIDENTIAL INFORMATION AND INSIDER TRADING
It is Ivy's policy to never use Inside information for illegitimate purposes and to comply with ITSFEA and Section 204A of the Advisers Act. Ivy endeavors to detect and deter the misuse of Inside information and prevent employees from violating laws against Insider trading. By monitoring the trading activity for all employees, Compliance staff could prove whether employees performed transactions utilizing Inside information. Ivy requires that the following procedures are followed if at any time employees believe that they may have come into possession of Inside information, or if they believe Ivy's activities may have created Inside information:

1. Immediately cease all trading in securities of the company that is the subject of the inside information, including trading on behalf of Ivy and its clients, and trading in any accounts in which you have any interest or over which you have discretion.

2. Immediately cease recommending any transaction in any of the securities of the subject company to anyone, including clients of Ivy and your business associates, friends or relatives. This prohibition includes making any comment about the company that could in any way be interpreted as a recommendation. Do not solicit clients or potential clients to buy or sell the company's securities.

3. Immediately inform the CCO of all details of the situation, so that appropriate security procedures can be implemented firm wide. Do not discuss the inside information with anyone except as required by these policies and especially avoid referring to the information in hallways, elevators, restaurants, taxis or any other place where you may be overheard.

If you suspect a violation of this policy, regardless of whether the violation is committed by another employee, consultant, vendor or other party, is it is your duty to report it to the CCO as soon as possible.

Ivy may adopt some or all of the following procedures while any employee of Ivy is in possession of Inside. Additional measures may be used to address specific situations.

1. Handling procedures for documents containing inside information, including prohibitions on removing such documents from the office, limiting copying and distribution within the office, keeping such documents off desk tops and conference tables when not in use, shredding such documents on disposal, and other measures to protect sensitive documents from accidentally being read by anyone without a lawful need to know the information.

2. Restrictions on physical access to areas of Ivy where inside information may be discussed or stored, including locking of file cabinets and doors and a system of visitor passes or other restrictions for non-Access Persons on the premises.

3. Computer access security measures, such as passwords on files or limited access


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    to terminals through which inside information can be obtained.

4. Trading restrictions, including temporary firm wide moratoria on trading in the securities to which the inside information relates, a system requiring pre-clearance of all trades by any Access Person in certain securities (a "restricted list"), or management review of all Access Person trades in certain securities (a "watch list").

If any such procedures become necessary or appropriate, the CCO will provide more detailed instructions to all affected Access Persons.


2C. STANDARD OF CARE

    Ivy has a fiduciary duty to act in the best interests of its clients and to deal fairly with them in all respects. Ivy's fiduciary duties include that all Access Persons:

    1.   have a reasonable, independent basis for their investment advice;

    2.   place the interests of clients first at all times;

    3. obtain the best execution for client securities transactions if it determines or recommends the broker used;

    4. conduct all personal securities transactions in a manner consistent with this RIA Code, as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility;

    5.   be loyal to and not defraud, mislead or manipulate their clients;

    6. provide investment advice that is suitable for the client based on information known by it (Ivy is obligated to inquire about the client's investment objectives, financial situation and needs); and

    7. provide services to Clients while not taking inappropriate advantage of their positions.

    Ivy may not exceed the authority granted to it by a client, nor should it induce trading in a client's account that is excessive in size and frequency in view of the financial resources, investment objectives and character of the client's account.


2D. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 ("ERISA")

    Ivy advises certain plans and Ivy Funds that are covered by ERISA and therefore Access Persons should be cognizant of Ivy's general duties and responsibilities as


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    a fiduciary under ERISA (see Section 1J - "Standard of Care"). The term
    "fiduciary" with respect to an ERISA Plan (defined below) is defined to include:

    1. any person who exercises any discretionary authority or control with respect to the management of such plan or the management or disposition of assets of the ERISA Plan;

    2. any person who renders investment advice for a fee or other direct or indirect compensation with respect to any ERISA Plan Asset, or has any authority or responsibility to do so; and

    3. any person who has discretionary authority or responsibility in the administration of an ERISA Plan.

         An investment adviser that is a fiduciary to an ERISA Plan must satisfy certain fiduciary duties with respect to the ERISA Plan Assets that it manages. A fiduciary must act for the exclusive purpose of providing benefits to plan participants and their beneficiaries, and of defraying the reasonable expenses of administering the ERISA Plan. In addition, an ERISA fiduciary must act with the care, skill, prudence and diligence that a prudent person acting in a like capacity and familiar with such matters would use under the circumstances in the conduct of an enterprise of a like character and with like aims. An adviser for an ERISA Plan should communicate with the ERISA Plan's trustee regarding the investment objectives of the ERISA Plan and the style of investment management (including types of investments).

         An adviser that only manages a small portion of an ERISA Plan's assets should include in the advisory contract a provision that the ERISA Plan trustee is familiar with the investment style of the adviser and that this style is consistent with the investment objectives of the ERISA Plan.

         The fiduciary must diversify the investments of the ERISA Plan to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so.

         The general partner of an investment limited partnership (or similar entity) may become an ERISA fiduciary under the Department of Labor's ("DOL") plan asset regulations unless an exemption applies. Under those regulations, the assets of an investment limited partnership will be treated as "plan assets" if the equity participation of Employee Benefit Plan Investors (as defined below) in the entity is 25% or more of the total investment in such partnership (not counting interests held by the general partners and their affiliates). If the 25% threshold is not reached by an investment partnership, the ERISA requirements do not apply to the general partners of that partnership.

         An Employee Benefit Plan Investor includes, in addition to an Employee Benefit

         Plan, any entity that itself is not an Employee Benefit Plan but in which Employee Benefit Plans have invested 25% or more of the total investment in such entity (a "Plan Assets Fund"). The term Employee Benefit Plan means any ERISA Plan, any individual retirement account, any Owner-Only Plan, any employer-sponsored pension or profit-sharing plan or any benefit plan of a government agency. An ERISA Plan is a private pension or welfare benefit plan established or maintained by United States employers, employee organizations or both.

         A detailed summary of the rules and restrictions that will apply to Ivy when Ivy is an adviser to an ERISA Plan or Plan Assets Fund is contained in the ERISA Compliance Manual ("ERISA Manual") which is expected to be adopted shortly by Ivy and will be attached to this Compliance Manual as Attachment B. The ERISA Manual must be consulted in all cases involving ERISA Plans and Plan Assets Funds.


2E.      ANTI-FRAUD PROVISIONS

         The Advisers Act contains several broad anti-fraud provisions. Section 206 of the Advisers Act makes it unlawful for Ivy directly or indirectly:

         1. to employ any device, scheme, or artifice to defraud any client or prospective client;

         2. to engage in any transaction, practice, or course of business that operates as a fraud or deceit upon any client or prospective client;

         3. acting as a principal for its own account, to knowingly sell any security to or purchase any security from a client, or acting as broker for a person other than such client, to knowingly sell or purchase any security for the account of any such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting, and obtaining the consent of the client to such transaction; or

         4. to engage in any act, practice, or course of business that is fraudulent, deceptive, or manipulative.

         Section 207 of the Advisers Act makes it unlawful for a registered investment adviser to willfully make an untrue statement of a material fact, or willfully omit to state such a material fact, in any registration application or report filed with the SEC.


2F.      DUTY TO SUPERVISE: SECTION 203(E)(6)

         As a registered investment adviser, Ivy has a statutory duty under the Advisers Act to supervise the activities of persons who act on its behalf. Ivy will be deemed to have satisfied this duty if it:

         1. has established procedures and a system for their application that would reasonably be expected to prevent and detect, insofar as is practical, violations of the law by an Access Person; and

         2. has reasonably discharged the duties and obligations incumbent on it by reason of such procedures and system without reasonable cause to believe that they were not being complied with.

         The following are general guidelines for the creation of an investment adviser control system:

         1. An adviser should analyze its operations to ensure that they are in compliance with applicable Federal and State securities laws and related laws and should use this analysis to create a system of controls or to supplement its existing control system;

         2. An adviser should implement a program to assure that all of its personnel fully understand the adviser's policies and procedures and their responsibility to implement those policies and procedures; and

         3. An adviser should adopt a program of testing and review designed to provide reasonable assurance that its policies and procedures are effective and being complied with.


2G.      ANTI-MONEY LAUNDERING COMPLIANCE MANUAL ("AML MANUAL")

         Ivy has adopted a separate AML Manual that all Access Persons are required to comply with. The AML Manual was adopted to ensure Ivy's compliance with the Patriot Act once such Act is adopted into law as well as to set forth a framework for ensuring that Access Persons understand their obligations. If the final laws require revisions to the AML Manual, the Compliance Department will make any necessary changes or modifications. The AML Manual is attached in its entirety to this Compliance Manual as Attachment A and is available on Ivy's intranet.

2H.      NFA/CFTC ETHICS TRAINING

         Ivy is committed to operating with high ethical standards, and is dedicated to meeting the requirements of the Commodity Futures Trading Commission's ("CFTC") Statement of Acceptable Practices. Ivy will treat all current and potential Clients in a just and equitable manner; and Ivy believes that in order to continue being successful and providing our Clients with the best possible service, our Access Persons must receive the proper training to stay abreast of new regulations and current events.

         In order to provide our Associated Persons ("Ivy NFA Persons") with the proper training, Ivy utilizes Exchange Analytics. Exchange Analytics is a CFTC qualified ethics training provider by virtue that they have completed their proficiency testing and have over 25 years of relevant industry experience

         In order to establish a corporate culture of high ethical standards, Ivy NFA Persons are required to complete initial training within six
         (6) months of registration with the National Futures Association ("NFA") and periodic training at least once every three (3) years thereafter.

         Training will be generally accomplished by utilizing Exchange Analytics' online courses. Exchange Analytics has represented to Ivy that the training it provides completely fulfills the CFTC's Statement of Acceptable Practices, and it is current and relevant to our registered individuals.

         Exchange Analytics will furnish evidence of successful completion of its training programs separately to Ivy NFA Persons (the registrants) and Ivy. In accordance with NFA and CFTC requirements, Ivy will maintain records on file for five (5) years and Exchange Analytics will separately retain all such records in electronic form.

         Every year this training policy will be reviewed by the CCO and this plan will be modified to do what is needed to ensure high ethical standards at Ivy, as well as fully comply with all requirements of the CFTC's Commodity Exchange Act ("CEA").


PART 3:  COMPLIANCE PROCEDURES

3A.      MONITORING COMPLIANCE

         All new Access Persons of Ivy are required to provide written acknowledgement of their receipt of the Compliance Manual stating that the Access Person has read and understands the policies and procedures set forth herein, and agrees to comply with them as a condition of employment. This acknowledgement of receipt of the Compliance Manual incorporates the receipt and acknowledgement of the RIA Code and AML Manual. Copies of the Compliance Manual can be provided upon request and are available on Ivy's Intranet.

         In addition, each time an amended RIA Code is distributed, Access Persons are required to provide written acknowledgement of their receipt of the amended RIA Code, stating that they read and understand the amendments made to the RIA Code.

         Annually, every Access Person will be required to provide written acknowledgement stating that the Access Person has complied with the policies and procedures set forth in the Compliance Manual for the preceding year and will do so for the coming year.

         If you have any questions concerning any aspect of these policies and procedures or how they apply to you, please direct your questions to the CCO and/or the Compliance Department.


3B.      RECORDKEEPING

         IN ADDITION TO THE RECORDKEEPING REQUIREMENTS IN SECTION II, SUBSECTION Q, IVY MUST MAINTAIN THE FOLLOWING IN A READILY ACCESSIBLE PLACE (PHYSICAL DOCUMENTS KEPT ON-SITE, DOCUMENTS SCANNED INTO THE NETWORK OR DOCUMENTS STORED ON NON-ERASABLE MEDIA):

         1. A copy of any RIA Code adopted pursuant to the Rule and Rule 17j-1 of the 1940 Act which has been in effect during the most recent five
         (5) year period;

         2. A record of any violation of any such RIA Code, and of any action taken as a result of such violation, within five (5) years from the end of the fiscal year of Ivy in which such violation occurred;

         3. A record of all written acknowledgements of receipt of the RIA Code and amendments for each person who is currently, or within the past five years was, an Access Person (these records must be kept for five years after the individual ceases to be an Access Person);

         4. A copy of each report made by an Access Person, as well as trade confirmations and account statements that contain information not duplicated in such reports, within five (5) years from the end of the fiscal year of Ivy in which such report is made or information is provided, the first two (2) years in an easily accessible place;

         5. A list of all persons who are, or within the most recent five (5) year period have been Access Persons;

         6. All reports submitted pursuant to the Rule and this RIA Code, including any brokerage confirmation and account statements made in lieu of these reports for at least five (5) years;

         7. A record of any decision, and the reasons supporting the decision, to permit an Access Person to acquire a Private Placement security or IPO, for at least five (5) years after the end of the fiscal year in which permission was granted;

         8. A record of persons responsible for reviewing Access Persons' reports currently or during the last five (5) years;

         9. A copy of reports provided to the board of directors regarding the RIA Code; and

         10. A record of any exceptions made to the RIA Code.


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3C.     EXCEPTIONS TO RIA CODE

        The CCO may, under very limited circumstances, grant an exception from the requirements of the RIA Code, on a case-by-case basis, provided that:

- The Access Person seeking the exception provides the CCO with a written statement (i) detailing the efforts made to comply with the requirement from which the Access Person seeks an exception and (ii) containing a representation that compliance with the requirement would impose significant undue hardship on the Access Person;

- The CCO believes that the exception would not harm or defraud a Fund, violate the general principles stated in the RIA Code, or compromise the Access Person's or Ivy's fiduciary duty to any Fund; and

- The Access Person provides any supporting documentation that the CCO may request from the Access Person.

         No exceptions may be made to the fundamental requirements contained in the RIA Code that have been adopted to meet applicable rules under the Advisers Act.


  3D.    ANNUAL REVIEW

         The CCO will review the RIA Code in conjunction with the Compliance Program at least once annually, to ensure its adequacy and effectiveness. The CCO will promptly report to Senior Management material violations of the RIA Code, if any.